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Exhibit 77Q1(e)

                         INVESTMENT MANAGEMENT AGREEMENT

     AGREEMENT made this 26th day of February, 1998, by and between NATIONAL INVESTORS CASH MANAGEMENT FUND, INC., a Maryland corporation, whose address is 100 Wall Street, New York, New York 10005 (the "Company") and WATERHOUSE ASSET MANAGEMENT, INC., a Delaware corporation, whose address is 100 Wall Street, New York 10005 (the "Investment Manager").

                              W I T N E S S E T H:

     WHEREAS, the Company is an open-end, diversified management investment company, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with distinct series of shares each having its own investment objectives, policies and restrictions, including the Company's Kennedy Cabot Money Market Portfolio, Kennedy Cabot U.S. Government Portfolio and Kennedy Cabot Municipal Portfolio (each, a "Portfolio"), and including such other Portfolios as may hereafter be offered by the Company, all as more fully described in the Company's Registration Statement on Form N-1A under the 1940 Act and the Securities Act of 1933, as amended (the "Registration Statement"), as filed with the Securities and Exchange Commission (the "Commission") relating to the Company and shares of the Company's capital stock, and all amendments thereto;

     WHEREAS, the Investment Manager is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

     WHEREAS, the Company and the Investment Manager desire to enter into an agreement to provide for comprehensive management and investment advisory services to each Portfolio upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is hereby agreed by and between the parties hereto as follows:

     1. Duties of Investment Manager. (a) The Company hereby employs the Investment Manager to act as the investment adviser for each of the Portfolios and to manage the investment and reinvestment of the assets of each Portfolio in accordance with the investment objectives, policies and restrictions of each such Portfolio as the same are set forth in the Registration Statement, and in accordance with the requirements of the 1940 Act and all other applicable state and federal laws, rules and regulations, subject to the supervision of the Board of Directors of the Company for the period and upon the terms herein set forth. The investment of funds shall also be subject to all applicable restrictions of the Articles of Incorporation and By-laws of the Company as may from time to time be in force. Without limiting the generality of the foregoing, the Investment Manager shall:

     (i) obtain and evaluate pertinent information about significant developments and economic, statistical and financial data, domestic, foreign or otherwise, whether affecting the

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economy generally or a Portfolio specifically, and whether concerning the individual issuers whose securities are included in a Portfolio or the activities in which such issuers engage, or with respect to securities which the Investment Manager considers desirable for inclusion in a Portfolio;

     (ii) determine which issuers and securities shall be represented in a Portfolio and regularly report thereon to the Company's Board of Directors;

     (iii) formulate and implement continuing programs for the purchases and sales of securities of such issuers and lists of approved investments for each Portfolio and regularly report thereon to the Company's Board of Directors;

     (iv) make decisions with respect to and take, on behalf of each Portfolio, all actions which appear necessary to carry into effect such purchase and sale programs and supervisory functions aforesaid, including the placing of orders for the purchase and sale of securities for such Portfolio.

     (b) The Investment Manager accepts such employment and agrees during such period to render such services and to assume the obligations herein set forth for the compensation herein provided. The Investment Manager shall give each Portfolio the benefit of its best judgment, efforts and facilities in rendering its services as an investment manager. The Investment Manager shall for all purposes herein provided be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company. It is understood and agreed that the Investment Manager, by separate agreements with the Company, may also serve the Company in other capacities. It is further agreed that the Investment Manager and its officers and directors are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, officers or directors of any other firm or corporation, including other investment companies, so long as its or their services hereunder are not impaired thereby. It is further agreed that personnel of the Investment Manager may invest in securities for their own account pursuant to a code of ethics that sets forth all employees' fiduciary responsibilities regarding the Company, establishes procedures for personal investing and restricts certain transactions.

     (c) The Investment Manager shall keep any books and records relevant to the provision of its investment advisory services to each Portfolio and shall specifically maintain all books and records with respect to each Portfolio's securities and portfolio transactions and shall render to the Company's Board of Directors such periodic and special reports as the Board may reasonably request. The Investment Manager agrees that all records which it maintains for the Company are the property of the Company and it will surrender promptly to the Company any such records upon the Company's request, provided however that the Investment Manager may retain a copy of such records. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records kept by the Investment Manager in connection with investment advisory services provided pursuant hereto.

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     (d) The Company has delivered to the Investment Manager copies of each of the following documents and will deliver to it all future amendments and supplements thereto, if any:

      (i) The Registration Statement; and

     (ii) The Prospectus(es) of the Company (such Prospectus(es) and the related Statement(s) of Additional Information of the Company, as currently in effect and as amended or supplemented from time to time, being herein collectively called the "Prospectus").

     (e) The Company shall at all times keep the Investment Manager fully informed with regard to the securities owned by each Portfolio, its funds available or to become available for investment, and generally as to the condition of its affairs. The Company shall furnish the Investment Manager with a copy of all financial statements and each report prepared by certified public accountants with respect to it, and with such other information with regard to its affairs as the Investment Manager may from time to time reasonably request.

     (f) Any investment program undertaken by the Investment Manager pursuant to this Agreement, as well as any other activities undertaken by the Investment Manager on behalf of any Portfolio pursuant thereto, shall at all times be subject to any directives of the Board of Directors.

     2. Expenses. The Investment Manager shall pay all of its expenses arising from the performance of its obligations under Section 1 of this Agreement and shall pay any salaries, fees and expenses of Company directors or officers who are employees, officers or directors of the Investment Manager.

     The Investment Manager shall not be required to pay any other expenses of the Company or the Portfolios, including (a) the fees and expenses of directors who are not "interested persons" of the Company, as defined by the 1940 Act, and travel and related expenses of the directors for attendance at meetings; (b) the fees and expenses of the custodian and transfer agent of the Company or any pricing service, including but not limited to fees and expenses relating to Company accounting, pricing of portfolio shares, and computation of net asset value; (c) the fees and expenses of calculating yield and/or performance of the Portfolios; (d) the charges and expenses of legal counsel and independent accountants; (e) taxes and corporate fees payable to governmental agencies; (f) the costs of share certificates and of membership dues of any trade association of which the Company is a member; (g) reimbursement of each Portfolio's share of the organization expenses of the Company; (h) the fees and expenses involved in registering and maintaining registration of the Company and the Portfolios' shares with the Commission, blue sky service providers, registering the Company as a broker or dealer, including the preparation and printing of the registration statements and prospectuses for such purposes; (I) allocable communications expenses with respect to investor services, expenses of shareholders' and Board of Directors' meetings and preparing, printing and mailing proxies, prospectuses and reports to

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shareholders; (j) costs of acquiring and disposing of portfolio securities, including but not limited to brokers' commissions, dealers' mark-ups and any issue or transfer taxes chargeable in connection with the Portfolios' transactions; (k) the cost of stock certificates representing shares of the Portfolios, if any; (l) insurance expenses, including, but not limited to, the cost of a fidelity bond, directors and officers insurance and errors and omissions insurance; and (m) litigation and indemnification expenses, expenses incurred in connection with mergers, and other extraordinary expenses not incurred in the ordinary course of the Portfolios' business.

     3. Compensation. For the services described in Section 1 hereof, the Company, on behalf of each Portfolio, will pay to the Investment Manager promptly after the end of each calendar month, an investment management fee computed at the annual rate applicable to such Portfolio set forth on Schedule A hereto. The fee as computed in accordance with Schedule A shall be based upon the net assets of each Portfolio as to which this Agreement is then effective. The value of the net assets for each Portfolio shall be calculated in accordance with the provisions of the Company's Prospectus. For purposes of this Agreement, on each day when net asset value is not calculated, the net assets of any Portfolio shall be deemed to be the net assets of such Portfolio as of the close of business on the last day on which net asset value was determined. Except as hereinafter set forth, compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly in arrears (i.e., the applicable annual fee rate divided by 365 as applied to each prior day's net assets in order to calculate the daily accrual). If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month, compensation for that part of the month this Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above.

     4. Brokerage. In managing the assets of each Portfolio, the Investment Manager shall purchase securities from or through and sell securities to or through such persons, brokers or dealers as the Investment Manager shall deem appropriate in conformity with applicable law and with the terms of the Registration Statement, and as the Company's Board of Directors may direct from time to time. Without limiting the generality of the foregoing, the Investment Manager will implement the Company's policy of seeking the best execution of orders, which includes best net prices, in effecting purchases and sales of portfolio securities for the account of each Portfolio.

     On occasions when the Investment Manager deems the purchase or sale of securities to be in the best interest of one or more Portfolios as well as other clients of the Investment Manager, the Investment Manager, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be so sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Investment Manager in accordance with its policy for aggregation of orders, as in effect from time to time, which has been approved by the Company's Board of Directors.

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     5. Interested Persons. No director, officer or employee of the Company shall receive from the Company any salary or other compensation as such director, officer or employee while he or she is at the same time a director, officer or employee of the Investment Manager or any affiliated person (as defined in the 1940 Act) thereof. The Investment Manager shall authorize and permit any of its directors, officers and employees who may be elected as directors or officers of the Company to serve in the capacities in which they are elected, subject to their individual consent and to any limitations imposed by law. All services to be furnished by the Investment Manager under this Agreement may be furnished through the medium of any such directors, officers or employees of the Investment Manager.

     6. Limitation of Liability. Subject to Section 36 of the 1940 Act, the Investment Manager shall not be liable for any error of judgment or mistake of law or for any loss suffered by any Portfolio in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Investment Manager in the performance of its obligations and duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

     7. Term of Agreement. This Agreement shall become effective upon its execution by an authorized officer of the respective parties hereto. This Agreement shall continue in effect with respect to each Portfolio for an initial two-year term, and thereafter from year to year so long as such continuation is specifically approved at least annually in conformity with the requirements of the 1940 Act with regard to investment advisory contracts; provided, however, that this Agreement may be terminated at any time without the payment of any penalty, on behalf of any or all of the Portfolios, by the Company, by the Board or, with respect to any Portfolio, by "vote of a majority of the outstanding voting securities" (as defined in the 1940 Act) of that Portfolio, or by the Investment Manager on not less than 60 days' written notice to the other party. This Agreement shall terminate automatically in the event of its "assignment" (as defined in the 1940 Act).

     Termination of this Agreement shall not affect the right of the Investment Manager to receive payments on any unpaid balance of the compensation described in Section 3 hereof earned prior to such termination.

     8. Amendments; Partial Invalidity. This Agreement may be amended by mutual consent, but the consent of the Company must be obtained in conformity with the requirements of the 1940 Act. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder shall not be thereby affected.

     9. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier of the date actually received or on the fourth day after postmark if such notice is mailed first class postage prepaid. Notice shall be addressed: (a) if to the Company, to: President, National Investors Cash Management Fund, Inc., 60 State Street, Suite 1300, Boston, Massachusetts 02109; or (b) if to the Investment

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Manager, to: President, Waterhouse Asset Management, Inc., 100 Wall Street, New
York, New York 10005, or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

     10. Separate Portfolios. This Agreement shall be construed to be made by the Company as a separate agreement with respect to each Portfolio, and under no circumstances shall the rights, obligations or remedies with respect to a particular Portfolio be deemed to constitute a right, obligation or remedy applicable to any other Portfolio.

     11. Entire Agreement; Governing Law. This Agreement contains the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

     IN WITNESS WHEREOF, the Company and the Investment Manager have caused this Agreement to be executed as of the day and year first above written.

                                   NATIONAL INVESTORS CASH MANAGEMENT FUND, INC.

                                   By: /s/ Richard W. Ingram
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WITNESS:

/s/ Karen Jacoppo-Wood
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                                   WATERHOUSE ASSET MANAGEMENT, INC.

                                   By: /s/ David Hartman
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WITNESS:

/s/ Michele R. Teichner
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                                   SCHEDULE A

                                      Fees

For the services provided by the Investment Manager under the foregoing agreement to each of the following Portfolios, the Investment Manager will receive the following fees:

In the case of each of the Kennedy Cabot Money Market Portfolio, the Kennedy Cabot U.S. Government Portfolio and the Kennedy Cabot Municipal Portfolio an annual investment management fee, payable monthly, on a graduated basis equal to
 .35 of 1% of the first $1 billion of average daily net assets of each Portfolio, .34 of 1% of the next $1 billion, and .33 of 1% of average daily net assets of each Portfolio over $2 billion.

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